Exhibit 99.1

AUXILIUM PHARMACEUTICALS, INC, ANNOUNCES FIRST QUARTER 2013 FINANCIAL RESULTS

—    1Q13 Net Revenues Decreased by 10% from 1Q12 to $66.2 MM —

—    Acquisition of Actient Holdings LLC to Create a Leading Urology Franchise with a Diversified Product Portfolio and Strong Growth Profile —

CHESTERBROOK, PA (April 29, 2013) - Auxilium Pharmaceuticals, Inc. (Nasdaq: AUXL), a specialty biopharmaceutical company, today announced financial results for the first quarter ending on March 31, 2013.  The Company also highlighted important recent commercial, regulatory and clinical development progress in the first quarter of 2013.

For the quarter ended March 31, 2013, Auxilium reported net revenues of $66.2 million, compared to net revenues of $73.6 million in the first quarter of 2012, a decrease of 10%, and a non-GAAP net loss of $(2.3) million, or $(0.05) per share, compared to a non-GAAP net income of $1.9 million, or $0.04 per share,  for the first quarter of 2012.  On a U.S. GAAP basis, Auxilium reported net loss of $(8.2) million, or $(0.17) per share, compared to a net loss of $(1.7) million, or $(0.04) per share, for the first quarter of 2012.  The foregoing non-GAAP financial measures should not be relied upon as an alternative to GAAP measures.  A description of the non-GAAP calculations and reconciliation to the closest comparable GAAP measures, as well as the Company’s rationale for the utility to investors of the non-GAAP measures it has elected to report, are provided in table 1.

“Auxilium faced some unanticipated challenges with our commercial franchises in the first quarter of 2013 resulting in lower than expected revenues. However, we are excited by the expected revenue growth and operating leverage that our acquisition of Actient will bring to the combined Company moving forward,” said Adrian Adams, Chief Executive Officer and President of Auxilium.  “For the remainder of 2013 and beyond, we plan to maintain our focus on strengthening Testim and XIAFLEX commercial execution in addition to seamlessly integrating the Actient employees and products into Auxilium. We will also continue to make measured investments in R&D, while preparing for the potential launch of XIAFLEX for the treatment of Peyronie’s disease, if approved by the FDA, in the fourth quarter of 2013.”

First Quarter 2013 and Recent Highlights:

•                  On March 25, 2013, Auxilium announced positive top-line data from the XIAFLEX (collagenase clostridium histolyticum or CCH) Frozen Shoulder syndrome Phase IIa Study.  Statistically significant improvements were seen in range of motion compared to an exercise-only arm and dose response supports progression into placebo-controlled studies, which the Company expects to begin in the second half of 2013.

•                  On January 30, 2013, the Company announced the closing of its previously announced offering of 1.50% Convertible Senior Notes due 2018 (the “Convertible Notes”).  Auxilium issued $350.0 million aggregate principal amount of Convertible Notes in an offering registered under the Securities Act of 1933, as amended.

•                  On January 7, 2013, Auxilium announced that it exercised its exclusive option under the Second Amended and Restated Development and License Agreement, dated as of August 31, 2011, with BioSpecifics Technologies Corp., Inc. to expand the field of its license for CCH to include the potential treatment of adult patients with edematous fibrosclerotic panniculopathy, commonly known as cellulite.

First Quarter 2013 Financial Details

Total revenues for the three months ended March 31, 2013 were $66.2 million, a decrease of 10% over the $73.6 million recorded in the first quarter of 2012.  This decrease in net revenues was due to decreases in U.S. sales of XIAFLEX and Testim.  See Table 3 attached for further details on revenues.

Non-GAAP gross margin on net revenues was 78% in the first quarter of 2013, compared to 77% in the first quarter of 2012, as the benefit of the increased amortization of deferred revenues was offset by the decline in XIAFLEX margins from higher costs due to lower production volumes and spending on manufacturing initiatives related to XIAFLEX.

Research and development spending for the quarter ended March 31, 2013 was $11.2 million on a non-GAAP basis, compared to $11.4 million in the comparable 2012 period.  This decrease in expense results principally from the lower level of spending in 2013 on the Peyronie’s clinical trials offset by increased spending on Frozen Shoulder syndrome clinical trials.

On a non-GAAP basis, selling, general and administrative costs for the quarter ended March 31, 2013 were $41.3 million, compared to $43.9 million in the comparable 2012 period.  This decrease was primarily due to decreased spending for marketing and direct to customer advertising in 2013 on XIAFLEX for Dupuytren’s, partially offset by increased marketing spending in preparation for the Peyronie’s launch and higher legal costs.

The non-GAAP net loss for the first quarter of 2013 was $(2.3) million, or $(0.05) per share, compared to net income of $1.9 million, or $0.04 per share, for the first quarter of 2012.

As of March 31, 2013, Auxilium had $467.8 million in cash, cash equivalents and short-term investments, compared to $157.4 million at December 31, 2012, and outstanding debt of $285.4 million ($350 million at par value) in Convertible Notes.

The foregoing non-GAAP financial measures should not be relied upon as an alternative to GAAP measures.  A description of the non-GAAP calculations and reconciliation to the closest comparable GAAP measure, as well as the Company’s rationale for the utility to investors of the non-GAAP measures it has elected to report, is provided in the accompanying table captioned “Reconciliation of GAAP to Non-GAAP Net Income (Loss)”.

Acquisition of Actient

Separately today, Auxilium announced the closing of its acquisition of Actient for $585 million plus certain contingent consideration and warrants to create what we believe will be a leading urology franchise with a diversified product portfolio and strong growth profile.  In addition to cash on hand, the Company issued a $225 Million Term Loan to finance the acquisition.  The press release detailing the acquisition is available on the investor relations section of the Company’s website.

Revised 2013 Guidance

The Company has updated its guidance for 2013.  Please see the presentation that can be found on our website under the “Presentations” tab.  This slide deck, which will be used on today’s conference call, will be posted to the web site at approximately 7:00 a.m. ET.

Conference Call

Auxilium will hold a conference call today, April 29, 2013 at 8:30 a.m. ET, to discuss the Actient transaction and first quarter 2013 results. The presentation slides to be used during the call will be available on the “For Investors” section of the Company’s web site under the “Presentations” tab at 7:00 a.m. ET.  A question and answer session will follow the presentation.  The conference call and the presentation slides will be simultaneously web cast on the “For Investors” section of the Company’s web site under the “Events” tab.  The conference call will be archived for future review until July 29, 2013.

Conference call details:

Date:	Monday, April 29, 2013
Time:	8:30 a.m. ET
Dial-in (U.S.):	866-515-2913
Dial-in (International):	617-399-5127
Web cast:	http://www.auxilium.com
Passcode:	AUXILIUM
To access an audio replay of the call:
Access number (U.S.):	888-286-8010
Access number (International):	617-801-6888
Replay Passcode #:	98775073

About Auxilium

Auxilium is a specialty biopharmaceutical company with a focus on developing and marketing products to predominantly specialist audiences. Auxilium markets Testim® 1% (testosterone gel) for the topical treatment of hypogonadism in the U.S. and XIAFLEX® (collagenase clostridium histolyticum or CCH) for the treatment of adult Dupuytren’s contracture patients with a palpable cord in the U.S., and distributes XIAPEX® (the EU tradename for CCH) in the European Union through Pfizer, Inc. under a transition services agreement until the applicable marketing authorizations are fully transferred to Auxilium.  GlaxoSmithKline LLC co- promotes Testim with Auxilium in the U.S.  Ferring International Center S.A. markets Testim in certain countries of the EU and Paladin Labs Inc. markets Testim in Canada.  Asahi Kasei Pharma Corporation has development and commercial rights for XIAFLEX in Japan; and Actelion Pharmaceuticals Ltd has development and commercial rights for XIAFLEX in Canada, Australia, Brazil and Mexico.  The sBLA for XIAFLEX for the treatment of Peyronie’s disease was submitted to the FDA on November 6, 2012 and has been accepted for standard review with a PDUFA date of September 6, 2013. Additionally, collagenase clostridium histolyticum (“CCH”) is in phase IIa of development for the treatment of Frozen Shoulder syndrome (adhesive capsulitis) and phase Ib of development for the treatment of cellulite (edematous fibrosclerotic panniculopathy).  Auxilium also has rights to pursue additional indications for CCH.  Auxilium acquired Actient Holdings, Inc. on April 26, 2013 and an array of men’s health products and certain other products, including Testopel® for testosterone replacement therapy and Edex® for the treatment of erectile dysfunction.  For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including statements made with respect to Auxilium’s strategy, expected revenue growth related to the acquisition of Actient, the integration of Actient employees and products, future investments in research and development, a potential launch of XIAFLEX for the treatment of Peyronie’s disease, if approved by the FDA, in the fourth quarter of 2013, and process and timing of development programs and related trials for XIAFLEX Frozen Shoulder syndrome.  These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. In some cases you can identify forward-looking statements by terminology such as ‘‘may’’, ‘‘will’’, ‘‘should’’, ‘‘would’’, ‘‘expect’’, ‘‘intend’’, ‘‘plan’’, ‘‘anticipate’’, ‘‘believe’’, ‘‘estimate’’, ‘‘predict’’, ‘‘potential’’, ‘‘seem’’, ‘‘seek’’, ‘‘future’’, ‘‘continue’’, or ‘‘appear’’ or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Our forward-looking statements convey management’s expectations, beliefs, plans and objectives regarding future performance of the Company and are based upon preliminary information and management assumptions.  No specific assurances can be given with respect to whether we will: execute successfully on our commercial plans for Testim and XIAFLEX; successfully integrate Actient; continue to make investments in R&D; develop XIAFLEX for the treatment of multiple potential indications.  These forward-looking statements are subject to a number of risks and uncertainties, including those discussed under ‘‘Risk Factors’’ in Auxilium’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission (the “SEC”) on January 23, 2013, as update in Item 8.01 of the Current Report on Form 8-K that we filed with the SEC on April 29, 2013.  While the Company may elect to update the forward-looking statements made in this news release in the future, the Company specifically disclaims any obligation to do so.  Our SEC filings may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of the Company’s home page on the Internet at http://www.auxilium.com under the heading “For Investors - SEC Filings.”  There may be additional risks that the Company does not presently know or that the Company currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements.

Contacts:

James E. Fickenscher/CFO

Auxilium Pharmaceuticals, Inc.

(484) 321-5900

jfickenscher@auxilium.com

William Q. Sargent Jr./ VP IR

Auxilium Pharmaceuticals, Inc.

(484) 321-5900

wsargent@auxilium.com

-Tables to Follow-

AUXILIUM PHARMACEUTICALS, INC.

Table 1- Reconciliation of GAAP to Non-GAAP Net Income (Loss)

(In millions, except per share amounts)

(Unaudited)

	3 Months Ended March 31, 2013				3 Months Ended March 31, 2012
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
Net revenues	$66.2	$—		$66.2	$73.6	$—		$73.6
Operating expenses:
Cost of goods sold	15.1	(0.0	)(a)	15.1	16.6	(0.0	)(a)	16.6
Research and development	11.9	(0.7	)(b)	11.2	12.0	(0.6	)(b)	11.4
Selling, general and administrative	44.3	(3.0	)(c)	41.3	46.9	(3.1	)(c)	43.9
Total operating expenses	71.3	(3.7)		67.5	75.5	(3.7)		71.9
Income (loss) from operations	(5.1)	3.7		(1.4)	(1.9)	3.7		1.7
Interest income (expense), net	(3.1)	2.1	(d)	(0.9)	0.2	—	(d)	0.2
Net income (loss)	$(8.2)	$5.9		$(2.3)	$(1.7)	$3.7		$1.9

Basic and diluted net income (loss) per common share	$(0.17)			$(0.05)	$(0.04)			$0.04

Weighted average common shares outstanding	49.2			49.2	48.3			48.3

Adjustments to:
(a) Costs of goods sold:
Employee stock-based compensation (1)		$(0.0)				$(0.0)

(b) Research and development:
Employee stock-based compensation (1)		(0.7)				(0.6)

(c) Selling, general and administrative:
Employee stock-based compensation (1)		(3.0)				(3.1)

(d) Interest income (expense), net		2.1				0.00
Non cash convertible debt (2)

(1)         The effects of employee stock-based compensation are excluded because of varying available valuation methodologies and subjective assumptions.  Such exclusion facilitates comparison to peer companies who also provide similar non-GAAP disclosures and is reflective of how Auxilium management internally manages the business.

(2)         The effects of non-cash interest related to the convertible senior notes due 2018 are excluded.  Such exclusion facilitates an understanding of the effects of the debt service obligations on the Company’s liquidity and comparisons to peer group companies, and is reflective of how Auxilium management internally manages the business.

Table 2- Selected Consolidated Balance Sheet Data

(In millions)

(Unaudited)

	March 31,	December 31,
	2013	2012
Cash and cash equivalents and short term investments	$467.8	$157.4
Total assets	642.6	327.4
Senior Convertible Notes	285.4	—
Total stockholders’ equity	232.0	199.9

AUXILIUM PHARMACEUTICALS, INC.

Table 3- 1st Quarter 2013 Net Revenue Details

(In millions, except for percentages)

(Unaudited)

	Three Months Ended March 31,		Increase
	2013	2012	(Decrease)
Testim revenues-
Net U.S. product sales	$45.3	$57.9	-22%
International revenues	0.2	0.8	-78%
Total Testim revenues	$45.5	$58.7	-23%

XIAFLEX revenues-
Net U.S. product sales	$12.0	$12.6	-5%
International revenues	8.8	2.3	276%
Total XIAFLEX revenues	$20.7	$14.9	39%
Total net revenues	$66.2	$73.6	-10%

International revenues represent amortization of deferred upfront and milestone payments received on our licensing agreements, together with royalties earned on product sales by licensees.